Exhibit 3.4

CERTIFICATE OF AMENDMENT

to

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

of

NOVAVAX, INC.

Pursuant to Section 242

of the General Corporation Law of the State of Delaware

      Novavax, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:

      1.  That the Amended and Restated Certificate of Incorporation of the Corporation is hereby amended by striking out the first sentence of Article FOURTH thereof and substituting therefor the following sentence:

“The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) fifty million (50,000,000) shares of Common Stock, $.01 par value per share (“Common Stock”), and (ii) two million (2,000,000) shares of Preferred Stock, $.01 par value per share (“Preferred Stock”), which may be issued from time to time in one or more series as set forth in Part B of this Article FOURTH.”

      2.  That said amendment has been duly proposed and declared advisable by the Board of Directors of the Corporation and duly adopted by the holders of a majority of the outstanding stock of each class of stock of the Corporation, all in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

      The undersigned President of the Corporation hereby makes this certificate, declaring and certifying that the facts stated herein are true, and accordingly has hereunto set his hand this 18th day of December, 2000.

NOVAVAX, INC.

ATTEST:

By:	/s/ JOHN A. SPEARS _______________________________________ John A. Spears, President

/s/ DAVID A. WHITE

David A. White, Secretary